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                                                                  EXHIBIT (e)(2)

                                       AMERICAN GENERAL FUNDS DISTRIBUTORS, INC.
                                                             286 Congress Street
                                                                Boston, MA 02210
                                                                  (800) 872-8037

                             NORTH AMERICAN FUNDS
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                               DEALER AGREEMENT

AGREEMENT dated as of February 1, 2001 by and among American General Funds Distributors, Inc. ("AGFD"), a Delaware corporation and _______________________ ("Selling Dealer"), each of whom is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

                               I.  INTRODUCTION

WHEREAS, AGFD has been appointed principal underwriter of the shares of one or more management investment companies registered under the Investment Company Act of 1940 (the "Act") engaged in a continuous offering of shares ("Fund" or "Funds") and has the rights as agent for the Funds to sell shares of the Funds; and

WHEREAS, Selling Dealer wishes to participate in the distribution of the shares of the Funds;

NOW THEREFORE, in consideration of the premises of the mutual covenants hereinafter contained, the parties hereto agree as follows:

                             II. AGREEMENT TO SELL

Subject to the terms of and conditions set forth in this Agreement, AGFD shall, acting as agent for the Funds and not as principal, sell shares of the Funds to Selling Dealer who shall, acting as principal (dealer) for its own account and not as broker or agent for, or employee of, AGFD or the Fund, resell such shares to the public.

                          III.  TERMS AND CONDITIONS

All transactions in shares of the Funds shall be subject to the following terms and conditions:

1.   Shares will be offered pursuant to the then current prospectus of a Fund.

2. Orders received from Selling Dealer will be accepted through AGFD only at the public offering price applicable to each order as set forth in the then current prospectus of a Fund. All orders from Selling Dealer will be confirmed by or on behalf of a Fund in writing. Procedures for processing orders shall be determined by AGFD and instructions relating thereto shall be forwarded to Selling Dealer from time to time. A Fund and AGFD each may accept or reject any order in their sole discretion.

3. AGFD will pay to Selling Dealer from its own assets, and not from Fund assets, such discounts or commission payments as specified in Schedule A hereto and in the circumstances set forth in the then current prospectus of a Fund.

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4.   If any shares of a Fund sold to Selling Dealer under the terms of this
     Agreement are tendered for redemption or repurchase within seven business days after the date of the confirmation of the original purchase by Selling Dealer, Selling Dealer shall forfeit its rights to any discount or commission with respect to such shares. AGFD shall notify Selling Dealer of any such redemption or repurchase within ten business days from the date on which the request for redemption or repurchase is delivered to AGFD or to a Fund, and Selling Dealer shall immediately refund to AGFD any discount or commission allowed or paid in connection with such sale. In the event of any such redemption or repurchase, AGFD shall refund to a Fund its share of the sales charge.

5. Selling Dealer shall purchase shares of a Fund only from the Fund through AGFD and from Selling Dealer's customers. It is expressly understood that Selling Dealer will not purchase shares subject to a periodic repurchase offer from its customers. If shares are purchased from a Fund, Selling Dealer agrees that all such purchases shall be made only to cover orders already received by Selling Dealer or for its own bona fide investment. If shares are purchased from customers, Selling Dealer agrees to pay such customers not less than the price to be paid by a Fund with respect to purchases accepted through AGFD at such time.

6. Selling Dealer shall sell shares only: (a) to customers at the public offering price which is the next determined net asset value per share after the order is received, in states where shares of the Fund may be legally sold by Selling Dealer and in accordance with the terms of the then current prospectus, registrations and permits of the Fund; and (b) to the Fund upon tender for redemption or repurchase, which redemption or repurchase shall be effected in the manner set forth in the then current prospectus of a Fund. In the event of such a tender, excluding those pursuant to Rule 23c-3 under the Act, if Selling Dealer acts as principal for its own account, it agrees to pay its customer not less than the price received from a Fund or AGFD acting for a Fund. If Selling Dealer acts as agent for its customer, it agrees not to charge the customer more than a fair commission for handling the transaction.

7. All sales of shares of a Fund by Selling Dealer shall be made at the public offering price as determined as set forth in the then current prospectus of a Fund, and the Selling Dealer shall not withhold orders from AGFD so as to profit as a result of such withholding.

8. AGFD will not forward to a Fund for acceptance any conditional order from Selling Dealer for the sale, repurchase or redemption of shares of the Fund.

9. Payment for shares ordered by Selling Dealer must be received by a Fund's transfer agent no later than three business days after the order from the Selling Dealer. If such payment is not so received, a Fund or AGFD as agent for a Fund reserves the right, without notice, to immediately cancel the sale, in which case Selling Dealer shall be held responsible for any loss, including loss of profit, suffered by AGFD or a Fund resulting from the failure of Selling Dealer to make payment as specified above.

10. Unless other arrangements for payment and delivery are made, shares of a Fund sold to Selling Dealer pursuant to this Agreement shall be available for delivery, against payment, at the office of State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, unless otherwise agreed to by AGFD.

11. No person is authorized to make any representations concerning the shares of a Fund except those contained in the then current prospectus of a Fund and in such other printed information subsequently issued by a Fund or AGFD as information supplemental to such prospectus. Any such supplemental materials shall not be modified by Selling Dealer without the prior written consent of AGFD. Moreover, Selling Dealer shall not make use of any advertisement or sales literature, which refers specifically to a Fund unless such material has been approved in writing by AGFD prior to the date of its first use by Selling Dealer. In

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     purchasing shares of a Fund from AGFD Selling Dealer shall rely solely on the representations contained in the then current prospectus of a Fund and supplemental information referred to above.

12. AGFD shall provide Selling Dealer upon request, without any expense to Selling Dealer, copies in reasonable numbers of the then current prospectus of a Fund, any information issued supplementing such prospectus and such other material as AGFD determines is necessary or desirable for use in connection with sales of the shares of a Fund.

13. A Fund and AGFD each reserve the right in their discretion, without notice, to suspend sales or withdraw the offering of the shares of a Fund entirely.

14. AGFD will, upon request, inform Selling Dealer as to the states in which shares of a Fund have been qualified for sale under, or are exempt from the requirements of, applicable state securities laws. AGFD assumes no responsibility or obligation, however, as to Selling Dealer's right to sell shares of a Fund in any jurisdiction.

15. Selling Dealer appoints a Fund's transfer agent as its agent to execute the purchase transaction of shares of a Fund in accordance with the terms and provisions of any account, program, plan, or service established or used by Selling Dealer's customers and to confirm each purchase to such customers on Selling Dealer's behalf. Selling Dealer guarantees the legal capacity of its customers purchasing shares of a Fund and any other person or entity in whose name shares are to be registered.

16. In the event of a tender pursuant to a Rule 23c-3 periodic repurchase offer conducted in accordance with procedures described in a Fund's prospectus, Selling Dealer may act as principal for its own account or as agent for its customer. Selling Dealer shall notify AGFD daily during the pendency of a repurchase offer of the number of shares tendered by its customers, or by itself acting as principal, for repurchase. Selling Dealer will be responsible for the receipt of tendered shares by its customers, and forwarding such tenders to a Fund or AGFD in a timely fashion, according to the terms of the repurchase offer, and shall indemnify and hold harmless AGFD from any claims relating to a customer's participation in a repurchase offer or failure to so participate. Selling Dealer agrees to cooperate reasonably with a Fund, AGFD or any affiliate of a Fund or AGFD in the conduct of repurchase offers.

17. Selling Dealer agrees that it will not sell any shares of a Fund subject to a periodic repurchase offer to any account over which it exercises discretionary authority.

18. Selling Dealer shall provide shareholder servicing, such as, but not limited to, responding to customer inquiries and providing account information.

                              GENERAL PROVISIONS

A.   WAIVER

Failure of any party to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be construed as a waiver of any of the terms and conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.   BINDING EFFECT

This Agreement shall be binding on and shall inure to the benefit of parties to it and respective successors and assigns; provided that Selling Dealer may assign this Agreement or any of the rights and obligations hereunder

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only with the prior written consent of AGFD. AGFD may assign this Agreement without the consent of Selling Dealer.

C.   REGULATIONS

All parties agree to observe and comply with the existing laws, rules and regulations of applicable local, state, and federal regulatory authorities and with those which may be enacted or adopted while this Agreement is in force regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

D.   CONFIDENTIALITY

The parties hereto agree that all books, records, information, computer programs and data pertaining to the business of any other party which are exchanged or received pursuant to the registration or the carrying out of this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be permitted hereunder or may be required by law. This provision shall not apply to information that has been lawfully obtained from other sources or independently developed by a party without reference to or reliance on information obtained from any other party hereto. AGFD agrees that it will not disclose "nonpublic personal information" as defined under Regulation S-P (Subtitle A of Title V of the Gramm-Leach-Bliley Act) except as required by law.

E.   DISPUTES

All parties to this Agreement agree to abide by the NASD's Business Conduct Rules and agree that any dispute arising hereunder shall be submitted to arbitration held in Boston, Massachusetts in accordance with the Code of Arbitration Procedure of the NASD, or similar rules or codes, in effect at the time of submission of any such dispute.

F.   GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

G.   AMENDMENT OF AGREEMENT

AGFD reserves the right to amend this Agreement at any time and Selling Dealer agrees that an order to purchase shares of a Fund placed after notice of any such amendment shall constitute Selling Dealer's consent to any such amendment.

H.   TERMINATION

Each of the parties to this Agreement has the right to cancel this Agreement with or without cause on 30 days written notice to the other party. Each of the parties represents that it is a member in good standing of the NASD and agrees that termination or suspension of such membership at any time shall immediately terminate this Agreement.

I.   INDEMNIFICATION

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Selling Dealer shall indemnify and hold AGFD harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:

     a) Selling Dealer's refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder;
     b) Selling Dealer's performance of or failure to perform its obligations under this Agreement; or
     c) The bad faith, negligence or willful misconduct of Selling Dealer in the performance of its obligations under this Agreement.

The indemnification obligations contained herein shall survive the termination of this Agreement.

J.   LIABILITY

AGFD shall have full authority to take such action, as it may deem advisable in respect of all matters pertaining to the continuous offering. AGFD shall be under no liability to Selling Dealer except for lack of good faith, gross negligence, willful misconduct, and for obligations expressly assumed by AGFD in this Agreement. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by Selling Dealer of compliance with any provision of the Securities and Exchange Act of 1934, or of the rules and regulations of the Securities and Exchange Commission issued under the Securities Act.

K.   PROSPECTUS

If the Prospectus contains any provisions inconsistent with the terms of the Agreement, the Prospectus shall control.

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L.   NOTICES

All notices or communications shall be sent to the address shown below, or to such other address as the party may request by giving written notice to this other party.

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
For:                                                For:
     American General Funds Distributors, Inc.      Selling Dealer:_______________________________
     Attention: Thomas J. Brown
     286 Congress Street, 2/nd/ Floor               Address:______________________________________
     Boston, MA 02210
     Tel: (800) 872-8037                            City and Zip Code:____________________________

                                                    Tel:__________________________________________

                                                    Attention:____________________________________

                                                    Selling Dealer CRD #:_________________________
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                                  SIGNATURES

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
American General Funds Distributors, Inc.           Selling Dealer:

By:_____________________________________            By:___________________________________________
      Joseph T. Grause, Jr.
       President                                    Title:________________________________________


                                                              ____________________________________
                                                              Back Office/Operations Contact

                                                              Tel:________________________________
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